EXHIBIT 04.04

                                    GUARANTY

                  GUARANTY, dated as of May 21, 1999, by JBI, Inc., a Massachusetts corporation (the "Guarantor"), in favor of the several persons named in Schedule I hereto (the "Noteholders") rendered in connection with the 13% Senior Subordinated Notes due December 31, 2001, in principal amount of $10,000,000 issued by JBI Apparel, Inc., a Massachusetts corporation and a wholly-owned subsidiary of the Guarantor ("Apparel"), to the Noteholders (the "Notes").

                  WHEREAS, pursuant to a Securities Purchase Agreement, dated as of May 19, 1999, among J. Baker, Inc., a Massachusetts corporation ("J. Baker"), Guarantor, Apparel and the Noteholders, Apparel is to sell to the Noteholders and the Noteholders are to purchase from Apparel the Notes; and

                  WHEREAS, the proceeds from the Notes are to be used to purchase the assets (the "Asset Purchase") of the REPP divisions of Edison Brothers Stores, Inc., a Delaware corporation, for an aggregate purchase price of approximately $33,000,000, on the terms and subject to the conditions set forth in the Asset Purchase Agreement by and between the Company and Edison Brothers (the "Asset Purchase Agreement"); and

                  WHEREAS, Apparel has indicated that it will not consummate the Asset Purchase unless the Noteholders purchase the Notes; and

                  WHEREAS, it is a condition precedent to the Noteholders' acceptance of the Notes under the Agreement that the Guarantor execute and deliver to the Noteholders a guaranty substantially in the form hereof; and

                  WHEREAS, Guarantor expects to receive substantial direct and indirect benefits from the consummation of the Asset Purchase pursuant to the Asset Purchase Agreement which has been made possible by the purchase of the Notes by the Noteholders.

                  NOW,   THEREFORE,   the  Guarantor   hereby  agrees  with  the
Noteholders as follows:

                  1. Definitions. All capitalized terms used herein respective without definition shall have the meanings provided therefor in the Securities Purchase Agreement.

                  2. Guaranty of Payment and Performance. The Guarantor hereby guarantees to the Noteholders the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the obligations, agreements and covenants of Apparel contained in the Note (collectively, the "Obligations") including all such which would become due but for the operation of the automatic stay pursuant to ss.362(a) of the Federal Bankruptcy Code and the operation of ss.ss.502(b) and 506(b) of the Federal Bankruptcy Code. This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that the Noteholders first attempt to collect any of the Obligations from Apparel or resort to any collateral security or other means of obtaining payment. Should Apparel default in the payment or performance of any of the Obligations, the obligations of the Guarantor hereunder with respect to such Obligations in default shall, upon demand by the appropriate Noteholder, become immediately due and payable to such Noteholder, without demand or notice of any nature, all of which are expressly waived by the Guarantor. Payments by the Guarantor hereunder may be required by any Noteholder on any number of occasions. All payments by any Guarantor hereunder shall be made to the appropriate Noteholder, in the manner and at the place of payment specified therefor in the Agreement, for the account of such Noteholder.

                  3. Guarantor's Agreement to Pay Enforcement Costs, Etc. The Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to the Noteholders, on demand, all reasonable costs and expenses (including court costs and legal expenses) incurred or expended by the Noteholders in connection with the Obligations, this Guaranty and the enforcement thereof, together with interest on amounts recoverable under this
Section 3 from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in the Agreement, provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

                  4. Waivers by Guarantor. The Guarantor agrees that the Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Noteholders with respect thereto. The Guarantor waives promptness, diligences, presentment, demand, protest, notice of acceptance, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of Apparel or any other entity or other person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Without limiting the generality of the foregoing, the Guarantor agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Obligation and discharged, in whole or in part, or otherwise affected by (a) the failure of the Noteholders to assert any claim or demand or to enforce any right or remedy against Apparel or any other entity or other person primarily or secondarily liable with respect to any of the Obligations; (b) any extensions, compromise, refinancing, consolidation or renewals of any Obligation; (c) any change in the time, place or manner of payment of any of the Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms of provisions of the Securities Purchase Agreement, the Notes, or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (d) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Obligation; (e) the adequacy of any rights which the Noteholders may have against any collateral security or other means of obtaining repayment of any of the Obligations; (f) the impairment of any collateral (other than accounts receivable) securing any of the Obligations, including without limitation the failure to perfect or preserve any rights which the Noteholders might have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security; or (g) any other act or omission which might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of any Guarantor, all of which may be done without notice to the Guarantor. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of (i) any "one action" or "anti-deficiency" law which would otherwise prevent either Noteholder from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against the Guarantor before or after such Noteholder's commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (ii) any other law which in any other way would otherwise require any election of remedies by the Noteholders.

                  5. Unenforceability of Obligations Against Apparel. If for any reason Apparel has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from Apparel by reason of Apparel's insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this Guaranty shall nevertheless be binding on the Guarantor to the same extent as if the Guarantor at all times had been the principal obligor on all such Obligations. In the event that acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of Apparel, or for any other reason, all such amounts otherwise subject to acceleration under the terms of the Notes, or any other agreement evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by the Guarantor.

                  6.       Subrogation; Subordination.

                  6.1 Waiver of Rights Against Apparel.  Until the final payment and performance in full of all of the Obligations, the Guarantor shall not exercise, and the Guarantor hereby waives, any rights against Apparel arising as a result of payment by the Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the Noteholders in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; the Guarantor will not claim any setoff, recoupment or counterclaim against Apparel in respect of any liability of the Guarantor to Apparel; and the Guarantor waives any benefit of and any right to participate in any collateral security which may be held by the Noteholders.

                  6.2 Subordination with Respect to Apparel. The payment of any amounts due with respect to any indebtedness of Apparel for money borrowed or credit received now or hereafter owed to the Guarantor (other than with respect to the sale of any accounts receivable or the leasing of any equipment in the ordinary course of business) is hereby subordinated to the prior payment in full of all of the Obligations. The Guarantor agrees that, after the occurrence of any default in the payment or performance of any of the Obligations, the Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of Apparel to such Guarantor until all of the Obligations shall have been paid in full if, notwithstanding the foregoing sentence, the Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness while any Obligations are still outstanding, such amounts shall be collected, enforced and received by the Guarantor as trustee for the Noteholders and be paid over to the Noteholders, on account of the Obligations without affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.

                  6.3 General  Subordination.  (a)  Anything  contained  in this
         Guaranty to the contrary notwithstanding, the obligations of the Guarantor hereunder shall be subordinate and junior, to the extent set forth in the following paragraphs (A), (B), (C) and (D), to all Senior Indebtedness of the Guarantor. "Senior Indebtedness" shall mean the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all reasonable fees, reimbursement and indemnity obligations, and all other obligations arising in connection with, any indebtedness for borrowed money of the Guarantor, contingent or otherwise, now outstanding or created, incurred, issued, assumed or guaranteed in the future, for which, in the case of any particular indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness shall not be subordinate in right of payment to any other indebtedness of the Guarantor. Without limiting the generality of the foregoing, Senior Indebtedness shall include all Obligations (under and as defined in the Credit Agreement); notwithstanding the foregoing, Senior Indebtedness shall include only such Obligations until such time as the same are paid in full in cash and all obligations to provide financial accommodations under the Credit Agreement have terminated. For purposes of this Guaranty, "Credit Agreement" shall mean the Loan and Agreement, dated as of May 30, 1997, as amended, by and among the Guarantor, JBI Holding Company, Inc., Morse Shoe, Inc., GBFC, Inc., Fleet National Bank and the financial institutions party thereto as Lenders, together with any agreement entered into in connection with the restatement, renewal, extension, restructuring, refunding or refinancing of the Liabilities (under and as defined in the Credit Agreement) together with any agreement entered into with any person which provides revolving or term credit to replace or supplement the "Revolving Credit" and the "Term Loan" within the meaning of the Credit Agreement..

                           (A) In the event of any insolvency, bankruptcy, liquidation, reorganization or other similar proceedings, or any receivership proceedings in connection therewith, relative to the Guarantor or its creditors or its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Guarantor, whether or not involving insolvency or bankruptcy proceedings, then all Senior Indebtedness shall first be paid in full in cash, before any payment, whether on account of principal, interest or otherwise with respect to the Notes, is made upon this Guaranty.

                           (B) In any of the proceedings referred to in paragraph (A) above, any payment or distribution of any kind or character, whether in cash, property, stock or obligations which may be payable or deliverable in respect of this Guaranty shall be paid or delivered directly to the holders of Senior Indebtedness for application in payment thereof, unless and until all Senior Indebtedness shall have been paid in full in cash.

                           (C) No payment shall be made, directly or indirectly,
                  on account of this Guaranty (i) upon maturity of any Senior Indebtedness obligation, by lapse of time, acceleration (unless waived), or otherwise, unless and until all principal thereof and interest thereon and all other obligations in respect thereof shall first be paid in full in cash and all obligations to provide financial accommodations under the Credit Agreement have terminated, or (ii) upon the happening of any default in payment of any principal of, premium, if any, or interest on or any other amounts payable in respect of Senior Indebtedness when the same becomes due and payable whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Senior Payment Default"), unless and until such Senior Payment Default shall have been cured or waived or shall have ceased to exist.

                           (D) Upon the  happening of an event of default or any
                  event or circumstance with respect to any Senior Indebtedness permitting (after notice or lapse of time or both if required, otherwise immediately) one or more holders of such Senior Indebtedness (or, in the case of the Credit Agreement, the Agent or any other person having the power to do so) to declare such Senior Indebtedness due and payable prior to the date on which it is otherwise due and payable or to suspend the providing of credit to the Company pursuant to the Credit Agreement (a "Nonmonetary Default"), upon the occurrence of
                  (i) receipt by the Noteholders of written notice from the holders of said Senior Indebtedness (or, in the case of the Credit Agreement, the Agent) of a Nonmonetary Default (any such notice, a "Blockage Notice"), or (ii) if such Nonmonetary Default results from the acceleration of the Notes, the date of such acceleration; then (x) the Guarantor shall not make, directly or indirectly, to the Noteholders any payment of any kind of or on account of all or any part of this Guaranty; (y) the Noteholders shall not accept from the Guarantor any payment of any kind of or on account of all or any part of this Guaranty and (z) the Noteholders may not take, demand, receive, sue for, accelerate or commence any remedial proceedings with respect to any amount payable under this Guaranty, unless and until in each case described in clauses
                  (x), (y) and (z) all such Senior Indebtedness shall have been paid in full in cash; provided, however, that if such Nonmonetary Default shall have occurred and be continuing for a period (a "Blockage Period") commencing on the earlier of the date of receipt of such Blockage Notice or the date of the acceleration of the Notes and ending 179 days thereafter (it being understood that not more than one Blockage Period may be commenced with respect to the Notes during any period of 90 consecutive days), and during such Blockage Period (i) such Nonmonetary Default shall not have been cured or waived, (ii) the holder of such Senior Indebtedness (or, in the case of the Credit Agreement, the Agent) shall not have made a demand for payment and commenced an action, suit or other proceeding against the Guarantor and (iii) none of the events described in subsection (A) above shall have occurred, then (to the extent not otherwise prohibited by subsections (A), (B) or (C) above) the Guarantor may, not less than 10 days after receipt by the holders of such Senior Indebtedness or the Agent, as the case may be, of written notice to such effect from the Noteholders, make and the Noteholders may accept from the Guarantor all past due and current payments of any kind of or on account of this Guaranty, and such holder may demand, receive, retain, sue for or otherwise seek enforcement or collection of all amounts payable on account of principal of or interest on the Notes. Any such payments made by the Company upon lifting of the Blockage Period shall cure any payment default under the Notes.

                  (b) Subject to the payment in full in cash of all Senior Indebtedness as aforesaid, the Noteholders shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of any kind or character, whether in cash, property, stock or obligations, which may be payable or deliverable to the holders of Senior Indebtedness, until the principal of, and interest on, the Notes shall be paid in full in cash, and, as between the Guarantor, its creditors other than the holders of Senior Indebtedness, and the Noteholders, no such payment or distribution made to the holders of Senior Indebtedness by virtue of this Section 6.3 which otherwise would have been made to the Noteholder shall be deemed a payment by the Guarantor on account of the Senior Indebtedness, it being understood that the provisions of this Section 6.3 are and are intended solely for the purposes of defining the relative rights of the Noteholders, on the one hand, and the holder of the Senior Indebtedness, on the other hand. Subject to the rights, if any, under this Section 6.3 of holders of Senior Indebtedness to receive cash, property, stock or obligations otherwise payable or deliverable to the Noteholders, nothing herein shall either impair, as between the Guarantor and the Noteholders, the obligation of the Guarantor, which is unconditional and absolute, to pay to the holder thereof the principal thereof and interest thereon in accordance with the terms hereof or prevent (except as otherwise specified therein) the
         Noteholders from exercising all remedies otherwise permitted by applicable law or hereunder upon default hereunder.

                  (c) If any payment or distribution of any character or any security, whether in cash, securities or other property, shall be received by any Noteholders in contravention of any of the terms hereof or before all the Senior Indebtedness obligations have been paid in full in cash and all obligations to provide financial accommodations under the Credit Agreement have terminated, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full in cash. In the event of the failure of any such holder to endorse or assign any such payment, distribution or security, each holder of any Senior Indebtedness is hereby irrevocably authorized to endorse or assign the name.

                  (d) The rights under these subordination provisions of the holders of any Senior Indebtedness as against any Noteholders shall remain in full force and effect without regard to, and shall not be impaired or affected by:

                           i) any act or failure to act on the part of the Guarantor; or

                           ii) any  extension  or  indulgence  in respect of any
                  payment or prepayment of any Senior Indebtedness or any part thereof or in respect of any other amount payable to any holder of any Senior Indebtedness; or

                           iii) any  amendment,  modification  or waiver  of, or
                  addition or supplement to, or deletion from, or compromise, release, consent or other action in respect of, any of the terms of any Senior Indebtedness or any other agreement which may be made relating to any Senior Indebtedness; or

                           iv) any exercise or non-exercise by the holder of any
                  Senior Indebtedness of any right, power, privilege or remedy under or in respect of such Senior Indebtedness or these subordination provisions or any waiver of any such right, power, privilege or remedy or of any default in respect of such Senior Indebtedness or these subordination provisions or any receipt by the holder of any Senior Indebtedness of any security, or any failure by such holder to perfect a security interest in, or any release by such holder of, any security for the payment of such Senior Indebtedness; or

                           v) any merger or consolidation of the Guarantor or
                  any of its subsidiaries into or with any other person, or any sale, lease or transfer of any or all of the assets of the Guarantor or any of its subsidiaries to any other person; or

                           vi) absence of any notice to, or knowledge by, any holder of any claim hereunder of the existence or occurrence of any of the matters or events set forth in the foregoing clauses (i) through (v); or

                           vii)     any other circumstance.

                  (e) The Noteholders unconditionally waive (i) notice of any of the matters referred to in Section 6.3(d); (ii) all notices which may be required, whether by statute, rule of law or otherwise, to preserve intact any rights of any holder of any Senior Indebtedness, including, without limitation, any demand, presentment and protest, proof of notice of nonpayment under any Senior Indebtedness or the Credit Agreement, and notice of any failure on the part of the Guarantor to perform and comply with any covenant, agreement, term or condition of any Senior Indebtedness, (iii) any right to the enforcement, assertion or exercise by any holder of any Senior Indebtedness of any right, power, privilege or remedy conferred in such Senior Indebtedness or otherwise, (iv) any requirements of diligence on the part of any holder of any of the Senior Indebtedness, (v) any requirement on the part of any holder of any Senior Indebtedness to mitigate damages resulting from any default under such Senior Indebtedness and (vi) any notice of any sale, transfer or other disposition of any Senior Indebtedness by any holder thereof.

                  (f) The obligations of the holder under these subordination provisions shall continue to be effective, or be reinstated, as the case may be, if at any time any payment in respect of any Senior
         Indebtedness, or any other payment to any holder of any Senior Indebtedness in its capacity as such, is rescinded or must otherwise be restored or returned by the holder of such Senior Indebtedness upon the occurrence of any proceeding referred to in paragraph 6.3(a)(A) or upon or as a result of the appoint of a receiver, intervenor or conservator of, or trustee or similar officer for, the Guarantor or any substantial part of its property or otherwise, all as though such payment had not been made.

                  (g) Notwithstanding anything to the contrary herein, the Guarantor shall not at any time offer (and the holder hereof shall not at any time accept) (i) any pledge of collateral or (ii) any guaranty by any parent or subsidiary of the Guarantor, in each case with respect to the obligations of the Guarantor under this Guaranty.

                  6.4 Provisions Supplemental. The provisions of this ss.6 shall be supplemental to and not in derogation of any rights and remedies of the Noteholders under any separate subordination agreement which the any Noteholder may at any time and from time to time enter into with the Guarantor for the benefit of the Noteholders.

                  7. Representations and Warranties of Guarantor. The the Guarantor represents and warrants to Noteholders as follows:

                  (a) The execution, delivery and performance of this Agreement by the Guarantor have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Articles of Organization or Bylaws of the Guarantor, or any provision of any indenture, agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Guarantor.

                  (b) This Agreement has been duly executed and delivered by the Guarantor and constitutes the legal, valid and binding obligation of the Guarantor, enforceable in accordance with its terms, subject to considerations of public policy in the case of the indemnification provisions hereof.

                  8. Covenants Relating to the Note. The Guarantor covenants and agrees that so long as any of the Notes shall be outstanding and, in the case of paragraphs (f) through (k) below, so long as one million dollars ($1,000,000) of aggregate principal amount of the Notes is outstanding:

                  (a) Maintenance of Office. The Guarantor will maintain an office or agency in such place in the United States of America as the Guarantor may designate in writing to the registered holder of the Notes, where notices and demands to or upon the Guarantor in respect of this Guaranty may be served and where this Guaranty may be presented for payment. Until the Guarantor otherwise notifies the holder hereof, said office shall be the principal office of the Guarantor located at 55 Turnpike Street, Canton, Massachusetts 02021.

                  (b) Corporate Existence. The Guarantor will do or cause to be done all things necessary and lawful to preserve and keep in full force and effect (i) its corporate existence and the corporate existence of each of its subsidiaries and (ii) the material rights and franchises of the Guarantor and each of its subsidiaries under the laws of the United States or any state thereof, or, in the case of subsidiaries organized and existing outside the United States, under the laws of the applicable jurisdiction; provided, however, that nothing in this paragraph (c) shall prevent the abandonment or termination of any rights or franchises of the Guarantor, or the liquidation or dissolution of, or a sale, transfer or disposition (whether through merger, consolidation, sale or otherwise) of all or any substantial part of the property and assets of, any subsidiary or the abandonment or termination of the corporate existence, rights and franchises of any subsidiary if such abandonment, termination, liquidation, dissolution, sale, transfer or disposition is, in the good faith business judgment of the Guarantor, in the best interests of the Guarantor and not disadvantageous to the Noteholders.

                  (c) Transactions with Affiliates. The Guarantor shall not enter into, or permit any of its subsidiaries to enter into, any transaction with any of its or any subsidiary's officers, directors, employees or any person related by blood or marriage to any such person or any entity in which any such person owns any beneficial interest, except for (i) normal employment arrangements, benefit programs and employee incentive option programs on reasonable terms, (ii) any transaction approved by the Board of Directors of the Guarantor, (iii) customer transactions in the ordinary course of business and on arm's length terms and (iv) the transactions contemplated by the Purchase Agreement.

                  (d) Payment of Principal and Interest on the Note. The Guarantor will use its best efforts, subject to the provisions of applicable credit arrangements (including the Credit Agreement), contractual obligations of the Guarantor and/or its subsidiaries and any applicable law restricting the same, to provide funds from its subsidiaries to the Guarantor, by dividend, advance or otherwise, sufficient to permit performance by the Guarantor of its obligations hereunder. Subject to any applicable provisions in the Credit Agreement and documents executed and delivered in connection therewith, the Guarantor will not, and will not permit any subsidiary to, directly or indirectly create or otherwise cause to exist any encumbrance or restriction on the ability of any subsidiary to pay dividends or make any other distributions to the Guarantor or any wholly-owned subsidiary of the Guarantor in respect of its capital stock.

                  (e) Consolidation, Merger and Sale. The Guarantor will not consolidate or merge with or into, or sell or otherwise dispose of all or substantially all of its property in one or more related transactions to, any other corporation or other entity, unless:

                  (i) the Guarantor is the surviving corporation or the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale or other disposition shall have been made is a corporation organized or existing under the laws of the United States of any state thereof or the District of Columbia;

                  (ii) the surviving corporation or other entity (if other than the Guarantor) shall expressly and effectively assume in writing the obligations, covenants and agreements of the Guarantor hereunder to be performed or observed by the Guarantor to the same extent as if such surviving corporation had been the original maker of this Guaranty;

                  (iii) the Guarantor or such other corporation or other entity shall not otherwise be in default in the performance or observance of any covenant, agreement or condition of this Guaranty or the Purchase Agreement; and

                  (iv) the Noteholders shall have received, in connection therewith, an opinion of counsel for the Guarantor (or other counsel satisfactory to the holder), in form and substance satisfactory to the holder, to the effect that any such consolidation, merger, sale or conveyance and any such assumption complies with the provisions of clauses (i) and (ii) of this paragraph (e).

Notwithstanding anything to the contrary herein, in no event shall a foreclosure on any collateral pledged by the Guarantor in respect of obligations arising under or in connection with the Credit Agreement be deemed to constitute a violation of the Guarantor's obligations pursuant to this paragraph (e).

                  (f) Limitation on Indebtedness and Disqualified Stock. The Guarantor will not, and will not permit any of its subsidiaries to, (i) incur or permit to remain outstanding any indebtedness for money borrowed ("Indebtedness"), except (A) Senior Indebtedness, (B) Indebtedness existing on the date of original issuance of the Notes, (C) Indebtedness permitted to be incurred under the Credit Agreement as in effect from time to time after the original issuance of the Notes (other than Indebtedness that is subordinate or junior in right of payment (to any extent) to any Senior Indebtedness and senior or pari passu in right of payment (to any extent) to the Notes), or (D) in the event that the Credit Agreement has terminated, Indebtedness permitted to be incurred under any successor credit agreement of the Guarantor with respect to Senior Indebtedness, or if there exists no such credit agreement, such Indebtedness as may be mutually agreed upon by the Guarantor and the holders of a majority of the aggregate principal amount of the Notes then outstanding, or
(ii) issue any capital stock ("Disqualified Stock") of the Guarantor or any of its subsidiaries which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures, or is mandatorily redeemable, whether pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to March 31, 2002.

                  (g) Restricted Payments. The Guarantor will not, and will not permit any of its subsidiaries to: (i) declare or pay any dividends on, or make any other distribution or payment on account of, or redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of any class of stock of the Guarantor, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash, property or in obligations of the Guarantor or any of its subsidiaries, except for (X) distributions of shares of the same class or of a different class of stock pro rata to all holders of shares of a class of stock, or (Y) dividends, distributions or payments by any subsidiary to the Guarantor or to any wholly-owned subsidiary of the Guarantor, or (ii), except for payments and distributions permitted under the Credit Agreement or any successor to such Credit Agreement (such declarations, payments, purchases, redemptions, retirements, acquisitions or distributions being herein called "Restricted Payments").

                  (h) Limitation on Liens. The Guarantor shall not, and shall not permit any of its subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist any lien, pledge , charge, security interest or encumbrance (collectively, "Liens") on any asset now owned or hereafter acquired, or on any income or profits therefrom or assign or convey any right to receive income therefrom, except for (i) Liens permitted under the Credit Agreement or securing any Senior Indebtedness, (ii) liens for current taxes not yet due, (iii) landlord's liens, (iv) purchase money liens and (v) workman's, materialman's, warehouseman's and similar liens arising by law or statute.

                  (i) Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Guarantor shall not, and will not permit any of its subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual encumbrance or restriction on the ability of any subsidiary of the Guarantor to pay dividends or make other distributions on the capital stock of any subsidiary of the Guarantor or pay or satisfy any obligation to the Guarantor or any of its subsidiaries or otherwise transfer assets or make or pay loans or advances to the Guarantor or any of its subsidiaries, except encumbrances and restrictions existing under (i) any applicable law or any governmental or administrative regulation or order; (ii) restrictions with respect solely to a subsidiary of the Guarantor imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such subsidiary, provided that such restrictions apply solely to the capital stock or assets being sold of such subsidiary; (iii) restrictions contained in any agreement relating to a person or real or tangible personal property acquired after the date hereof which are not applicable to any person or property, other than the person or property so acquired and which were not put in place in connection with, or in contemplation of, such acquisition; (iv) any agreement (other than those referred to in clause (iii)) of a person acquired by the Guarantor or a subsidiary of the Guarantor, which restrictions existed at the time of acquisition; (v) contractual encumbrances or restrictions in effect on the date hereof and customary encumbrances and restrictions contained in the security agreements related to the Credit Agreement and encumbrances and restrictions contained in the Credit Agreement on the date hereof as such encumbrances or restrictions may be amended, provided that such encumbrances or restrictions as amended are no more restrictive in the aggregate than those contained in the security agreements and the Credit Agreement in effect on the date hereof; (vi) the Credit Agreement and the Notes; (vii) indebtedness otherwise permitted to be incurred pursuant to Sections 8(k) and 8(m) hereof; (viii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; or (ix) customary provisions restricting subletting or assignment of any lease entered into the ordinary course of business.

                  (j) Limitation on Asset Sales and Issuance of Shares of Subsidiaries. The Guarantor shall not, and shall not permit any of its subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of its property, businesses or assets, including by merger or consolidation or sale and leaseback transaction, and including any sale or other transfer or issuance of any capital stock of any subsidiary of the Guarantor, whether by the Guarantor or its subsidiary (an "Asset Sale"), unless (1)(a) within one year after the date of such Asset Sale, an amount equal to the net cash proceeds therefrom (the "Asset Sale Offer Amount") are applied to the optional redemption of the Notes in accordance with the terms thereof to make an offer to purchase or to redeem the Notes with the proceeds from asset sales, pro rata in proportion to the respective principal amounts (or accreted values in the case of indebtedness issued with an original issue discount) of the Notes or to the repurchase of the Notes pursuant to an irrevocable, unconditional offer (an "Asset Sale Offer"), or (b) within one year of such Asset Sale, the Asset Sale Offer Amount is used to permanently retire Senior Indebtedness of the Guarantor or indebtedness of any subsidiary of the Guarantor, and (2) the Board of Directors of the Guarantor determines in good faith that the Guarantor or such subsidiary, as applicable, would receive fair market value in consideration of such Asset Sale.

         Notwithstanding the foregoing provisions of the prior paragraph:

                  (i) the Guarantor and its subsidiaries may, in the ordinary course of business, convey, sell, lease, transfer, assign or otherwise dispose of assets acquired and held for resale in the ordinary course of business;

                  (ii) the Guarantor and its subsidiaries may convey, sell, lease, transfer, assign or otherwise dispose of assets pursuant to and in accordance with Section 8(j) hereof;

                  (iii) the Guarantor and its subsidiaries may sell or dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of the Guarantor or such subsidiary, as applicable; and

                  (iv) the Guarantor and its subsidiaries may convey, sell, lease, transfer, assign or otherwise dispose of assets to the Guarantor or any of its wholly-owned subsidiaries in accordance with the terms hereof.

         Restricted Payments that are made in compliance with Section 8(l) hereof' shall not be deemed to be Asset Sales.

         Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws.

                  (k) Limitation on Subsidiary Guarantees. The Guarantor shall not cause or permit any of its subsidiaries, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any indebtedness of the Guarantor or any of its subsidiaries (other than under the Credit Agreement).

                  9. Further Assurances. The Guarantor agrees that it will from time to time, at the request of the Noteholders, do all such things and execute all such documents as the Noteholders may consider reasonably necessary or desirable to give full effect to this Guaranty and to perfect and preserve the rights and powers of the Noteholders hereunder. The Guarantor acknowledges and confirms that the Guarantor itself has established its own adequate means of obtaining from Apparel on a continuing basis all information desired by the Guarantor concerning the financial condition of Apparel and that the Guarantor will look to Apparel and not to the Noteholders in order for the Guarantor to keep adequately informed of changes in Apparel's financial condition.

                  10. Termination; Reinstatement. This Guaranty shall remain in full force and effect against each individual Guarantor until all Obligations have been paid in full to the Noteholders at which time this Guaranty shall, subject to the following sentence, terminate. This Guaranty shall be reinstated, if at any time any payment made or value received with respect to any obligation is rescinded or must otherwise be returned by the Noteholders upon the insolvency, bankruptcy or reorganization of Apparel or otherwise, all as though such payment had not been made or value received.

                  11. Successors and Assigns. This Guaranty shall be binding upon the Guarantor, any successors and assigns, and shall inure to the benefit of the Noteholders, and their respective successors, transferees and assigns. Without limiting the generality of the foregoing sentence, any Noteholder may assign or otherwise transfer the Notes or any other agreement or note held by it evidencing, securing or otherwise executed in connection with the Obligations, or sell participations in any interest therein, to any other entity or other person, and such other entity or other person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to such Noteholder herein. The Guarantor may not assign any of its obligations hereunder.

                  12. Amendments and Waivers. No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom shall be effective unless the same shall be in writing and signed by the Noteholders. No failure on the part of the Noteholders to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

                  13. Notices. All notices and other communications called for hereunder shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand or mailed first class, postage prepaid, or, in the case of telegraphic or telexed notice, when transmitted, answer back received, addressed as follows:

                  if to the Guarantor:

                           JBI, Inc.
                           555 Turnpike Street
                           Canton, Massachusetts  02021
                           Telecopy Number:  (781) 828-9300
                           Attention:  Chief Financial Officer

                           with a copy to:

                           Goodwin, Procter & Hoar LLP
                           Exchange Place
                           Boston, Massachusetts  02109
                           Telecopy Number:  (617) 523-1231
                           Attention:  Raymond C. Zemlin, P.C.

                  if to any Noteholder at the address of such Noteholder appearing on Schedule 1 hereto with a copy to:

                           Reboul, MacMurray, Hewitt, Maynard & Kristol
                           45 Rockefeller Plaza
                           New York, New York  10111
                           Telecopy Number:  (212) 841-5725
                           Attention:  Othon A. Prounis

or at such other address as the parties may designate in writing.

                  14. Governing Law; Consent to Jurisdiction. THIS GUARANTY IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT AND SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. The Guarantor agrees that any suit for the enforcement of this Guaranty may be brought in the courts of the State of New York or any federal court sitting therein and consents to the nonexclusive jurisdiction of such court and to service of process in any such suit being made upon the Guarantor by mail at the address specified in Section 13. The Guarantor hereby waives any obligation that it may now or hereafter have to the venue of any such suite or any such court or that such suit was brought in an inconvenient court.

                  15. Waiver of Jury Trial. The Guarantor HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTY, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY OF SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by law, the Guarantor hereby waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Guarantor (a) certifies that neither the Noteholders nor any representative, agent or attorney of the Noteholders has represented, expressly or otherwise, that the Noteholders would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that, in entering into the Agreement to which the Noteholders are a party, the Noteholders are relying upon, among other things, the waivers and certifications continued in this
Section 15.

                  16. Miscellaneous. This Guaranty constitutes the entire agreement of the Guarantor with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Guaranty shall be in addition to any other guaranty of or collateral security for any of the Obligations. The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Guaranty shall be equally applicable to the singular and plural forms of the terms defined.

                  IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

                                            JBI, INC.



                                            By:/s/Philip Rosenberg
                                            Name: Philip Rosenberg
                                            Title:  Executive Vice President

                                   SCHEDULE I

                                   Noteholders
                                   -----------

                  Name and Address
                  of Noteholder
                  -------------
DLJ Fund Investment Partners II, L.P.,
DLJ Private Equity Employees Fund, L.P. and
DLJ Private Equity Partners Fund, L.P.,
Nicole Arnaboldi,
Christine Chen,
Glen Dershowitz,
Steven G. Puccinelli,
Peter Schaeffer, and
Shelley Wong at
         Donaldson, Lufkin & Jenrette
         277 Park Avenue
         New York, New York  10172
         Telecopy Number:  (212)
         Attention: Julio Garcia

Cornerstone Capital, Inc.
    16 Cobblefield Drive
    Mendham, NJ  07945
    Telecopy Number:  (908) 221-1711
    Attention:  David Pulver

GB Investment, LLC
    40 Broad Street, 11th Floor
    Boston, MA  02109
    Telecopy Number:  (617) 210-7141
    Attention:  Matthew Kahn

MJ Whitman Pilot Fish Opportunity Fund, L.P.
    767 Third Avenue, 5th Floor
    New York, New York  10017
    Telecopy Number:  (212) 888-6704
    Attention:  Ian Kirschner